Exhibit 1

ASX Release	Level 18, 275 Kent Street Sydney, NSW, 2000

3 November 2021

Westpac 2021 AGM email to shareholders

Westpac Banking Corporation (“Westpac”) today provides the attached email to shareholders regarding the AGM.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

2021 AGM shareholder email –

Westpac Banking Corporation's 2021 Annual General Meeting

Westpac Banking Corporation's 2021 Annual General Meeting (AGM) will be held at 10am (Sydney time) on Wednesday, 15 December 2021 as a virtual meeting. You can participate in the AGM either online or by telephone.

Access the online AGM

To participate in our AGM, visit westpac.com.au/AGM and click on the ‘Join the 2021 AGM’ link. After registering, you can watch the AGM live and click on the ‘Shareholder Voting & Questions’ button to ask a question, make a comment or vote. Online registration will open at 9:00am (Sydney time). If you register before this time, you can add the event to your calendar.

A telephone line will also be available for you to listen and ask a question (votes cannot be cast via the phone). You will require a PIN to participate via the telephone. Please call Link Market Services on 1800 990 363 or +61 1800 990 363 before 5:00pm (Sydney time) on 13 December 2021 to request a PIN.

AGM materials

AGM information and materials are available online at westpac.com.au/AGM. This includes our 2021 Notice of Annual General Meeting, Online AGM Guide and Frequently Asked Questions.

How to vote or submit a question

To vote, submit a question or make a comment, click on the link(s) below. You can lodge a direct vote or appoint a proxy to vote at the AGM on your behalf. Direct votes or the appointment of a proxy must be received by 10:00am (Sydney time) Monday, 13 December 2021. Questions submitted prior to the AGM must be received by 5pm (Sydney time) on Tuesday, 7 December 2021.

1.	Click on the link(s) below. Each link represents a separate shareholding. %%Express ID 1 - 20%%

2.	Enter the postcode (Australian address) or country code (overseas address) relating to each shareholding.

3.	Follow the instructions set out in the 2021 Notice of Annual General Meeting available at westpac.com.au/AGM.

More information

For questions on the AGM or the management of your shareholding, please contact Link either by email: Westpac@linkmarketservices.com.au or by telephone on +61 1800 804 255.

Yours sincerely,

Westpac Investor Relations team

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To change your communication preferences, please visit Link's website. Select 'Investor Login' to sign in securely, select 'Communications' and then 'Preferences' from the top menu bar. Alternatively, please contact Link on +61 1800 804 255 (toll free in Australia) or write to Link Market Services Limited, at Locked Bag A6015, Sydney South NSW 1235, Australia.

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